Exhibit 28 (a)(13) under Form N-1A

Exhibit 3(i) under Item 601/Reg. S-K

FEDERATED INSTITUTIONAL TRUST

Amendment No. 14

DECLARATION OF TRUST

dated June 9, 1994

THIS Declaration of Trust is amended as follows:

Delete the first paragraph of Section 5 in Article III from the Declaration of Trust and substitute in its place the following:

“Section 5. Establishment and Designation of Series or Class.

Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust shall be and are established and designated as:

Federated Government Ultrashort Duration Fund

Class A Shares

Class R6 Shares

Institutional Shares

Service Shares

Federated Institutional High Yield Bond Fund

Class R6 Shares

Institutional Shares

Federated Short-Intermediate Total Return Bond Fund

Class A Shares

Class R6 Shares

Institutional Shares

Service Shares

The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees on the 10th day of February, 2016, to become effective on September 1, 2016.

Witness the due execution this 12th day of August, 2016.

/s/ John F. Donahue	/s/ Peter E. Madden
John F. Donahue	Peter E. Madden

/s/ John T. Collins	/s/ Charles F. Mansfield, Jr.
John T. Collins	Charles F. Mansfield, Jr.

/s/ J. Christopher Donahue	/s/ Thomas M. O’Neill
J. Christopher Donahue	Thomas M. O’Neill

/s/ G. Thomas Hough	/s/ P. Jerome Richey
G. Thomas Hough	P. Jerome Richey

/s/ Maureen Lally-Green	/s/ John S. Walsh
Maureen Lally-Green	John S. Walsh